Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this current report on Form 8-K/A of Heritage Commerce Corp, of our report dated March 5, 2007, on the financial statements of Diablo Valley Bank appearing in Form S-4 of Heritage Commerce Corp.

/s/ Perry-Smith LLP

Sacramento, California
September 4, 2007